Exhibit 99.1

Beazer Homes and GSO Capital Partners Announce $150 Million Land Banking Arrangement
ATLANTA & NEW YORK--(BUSINESS WIRE)--Beazer Homes USA, Inc. (the “Company”) (NYSE:BZH) and GSO Capital Partners LP (“GSO”), the credit arm of The Blackstone Group (NYSE:BX), announced today that GSO will make available up to $150 million as part of a land banking arrangement. Funds managed by GSO will acquire new land parcels identified by Beazer Homes and option finished lots on a pre-determined takedown schedule to the Company.
“I'm very pleased that GSO has agreed to make available to the Company additional capital to enhance our land acquisition and development activities,” said Allan Merrill, CEO of Beazer Homes. “Expanding our active community count beginning in fiscal 2014 is a key part of our path-to-profitability plan and will enable us to more fully participate in the strengthening housing market.”
Doug Ostrover, Senior Managing Director of Blackstone and Co-Founder of GSO, said, “As the housing recovery continues to gain momentum, we are excited to partner with Beazer and extend our land banking business. GSO has a long history of working with Beazer, and we have great confidence that the management team is positioning the company well in order to capitalize on the recovery and regain profitability. We look at this incremental capital as just the first step in what we hope to be many successful future ventures with Beazer.”
ABOUT BEAZER HOMES:
Headquartered in Atlanta, Beazer Homes is one of the country's 10 largest single-family homebuilders. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with flexible floorplan options to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.
ABOUT GSO CAPITAL PARTNERS LP:
GSO Capital Partners LP is the global credit platform of The Blackstone Group L.P. (NYSE:BX). GSO, together with its affiliates, has approximately $55 billion of assets currently under management and is one of the largest credit-oriented alternative managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing leveraged loans and other special situation strategies.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) economic changes nationally or in local markets, including changes in consumer confidence, changes in the level of housing starts, declines in employment levels, inflation and changes in the demand and prices of new homes and resale homes in the market; (ii) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (iii) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled; (iv) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing or a change in tax laws regarding the deductibility of mortgage interest; (v) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (vi) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (vii) our ability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (viii) increased competition or delays in reacting to changing consumer preference in home design; (ix) shortages of or increased prices for labor, land or raw materials used in housing production; (x) additional asset impairment charges or writedowns; (xi) the cost and availability of insurance and surety bonds; (xii) delays in land development or home construction resulting from adverse weather conditions; (xiii) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xiv) effects of changes in accounting policies, standards, guidelines or principles; or (xv) terrorist acts, acts of war and other factors over which the Company has little or no control. Under the terms of the land banking arrangement, GSO retains the right to approve the terms of each land parcel acquisition. Accordingly, there can be no assurance that all or any portion of the $150 million described herein will be funded.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
Contacts
Beazer Homes USA, Inc.
Carey Phelps, 770-829-3700
Director, Investor Relations & Corporate Communications
investor.relations@beazer.com
or
Blackstone
Peter Rose, 212-583-5871
Senior Managing Director, Global Public Affairs